Exhibit 99.3

CINCINNATI FINANCIAL CORPORATION Investor Contact: Heather J. Wietzel 513-870-2768 CINF-IR@cinfin.com
Media Contact: Joan O. Shevchik 513-603-5323 Media_Inquiries@cinfin.com
Cincinnati Financial Corporation Increases Cash Dividend
Sets stage for 48thconsecutive year of higher dividends with 9.9% increase in indicated annual dividend rate
Cincinnati, February 4, 2008 — Cincinnati Financial Corporation (Nasdaq: CINF) today announced that the board of directors voted at its regular meeting on February 1, 2008, to increase the regular quarterly cash dividend 9.9 percent to 39 cents per share, payable April 15, 2008, to shareholders of record on March 21, 2008. At the new level, the indicated annual dividend is $1.56 per share. Cash dividends declared in 2007 were $1.42 per share.
Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, “For 48 consecutive years, the board has rewarded our shareholders by increasing the cash dividend. This consistency places Cincinnati Financial in the top tier of U.S. dividend-paying companies, with a long, uninterrupted history of increases that can be claimed by only 10 other companies. We are thankful for the loyalty of our shareholders and policyholders and the efforts of our agents and associates, which together have supported our mutual prosperity.”
Cincinnati Financial plans to report fourth-quarter and year-end 2007 results on Wednesday, February 6. A conference call to discuss the results will be held at 11:00 a.m. EST on that day. Details regarding the Internet broadcast of the conference call are available on www.cinfin.com/investors.

Cincinnati Financial Corporation offers property and casualty insurance, our main business, through our three standard market companies, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Specialty Underwriters Insurance Company provides excess and surplus lines property and casualty insurance. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CSU Producer Resources Inc., is our excess and surplus lines brokerage, serving the same local independent agencies that offer our standard market policies. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P. O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141
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